Exhibit 10.1

AGREEMENT

made as of the 30th day of March in the year of 2007

(In words, indicate day, month and year)

BETWEEN the Owner:

(Name and address)

DOVER DOWNS, INC.

1131 NORTH DUPONT HIGHWAY

DOVER, DELAWARE 19901

and the Construction Manager:

(Name and address)

T. N. WARD COMPANY

129 COULTER AVENUE, P.O. BOX 191

ARDMORE, PA 19003

The Project is:

(Name, address and brief description)

PHASE VI CASINO EXPANSION

1131 NORTH DUPONT HIGHWAY

DOVER, DELAWARE 19901

The Architect is:

(Name and address)

THE FRIEDMUTTER GROUP

8025 BLACK HORSE PIKE

WEST ATLANTIC CITY, NJ 08232

The Owner and Construction Manager agree as set forth below:

TABLE OF CONTENTS

ARTICLE 1   GENERAL PROVISIONS

§ 1.1 Relationship of the Parties

§ 1.2 General Conditions

ARTICLE 2   CONSTRUCTION MANAGER’S RESPONSIBILITIES

§ 2.1 Preconstruction Phase

§ 2.2 Guaranteed Maximum Price Proposal and Contract Time

§ 2.3 Construction Phase

§ 2.4 Professional Services

§ 2.5 Hazardous Materials

ARTICLE 3   OWNER’S RESPONSIBILITIES

§ 3.1 Information and Services

§ 3.2 Owner’s Designated Representative

§ 3.3 Architect

§ 3.4 Legal Requirements

ARTICLE 4   COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

§ 4.1 Compensation

§ 4.2 Payments

ARTICLE 5   COMPENSATION FOR CONSTRUCTION PHASE SERVICES

§ 5.1 Compensation

§ 5.2 Guaranteed Maximum Price

§ 5.3 Changes in the Work

ARTICLE 6   COST OF THE WORK FOR CONSTRUCTION PHASE

§ 6.1 Costs to Be Reimbursed

§ 6.2 Costs Not to Be Reimbursed

§ 6.3 Discounts, Rebates and Refunds

§ 6.4 Accounting Records

ARTICLE 7   CONSTRUCTION PHASE

§ 7.1 Progress Payments

§ 7.2  Final Payment

ARTICLE 8   INSURANCE AND BONDS

§ 8.1 Insurance Required of the Construction Manager

§ 8.2 Insurance Required of the Owner

§ 8.3 Performance Bond and Payment Bond

ARTICLE 9   MISCELLANEOUS PROVISIONS

§ 9.1 Dispute Resolution

§ 9.2 Other Provisions

ARTICLE 10   TERMINATION OR SUSPENSION

§ 10.1 Termination Prior to Establishing Guaranteed Maximum Price

§ 10.2 Termination Subsequent to Establishing Guaranteed Maximum Price

§ 10.3 Suspension

ARTICLE 11   OTHER CONDITIONS AND SERVICES

ARTICLE 1   GENERAL PROVISIONS

§ 1.1 RELATIONSHIP OF PARTIES

The Construction Manager accepts the relationship of trust and confidence established with the Owner by this Agreement, and covenants with the Owner to furnish the Construction Manager’s reasonable skill and judgment and to cooperate with the Architect in furthering the interests of the Owner. The Construction Manager shall furnish construction administration and management services and use the Construction Manager’s best efforts to perform the Project in an expeditious and economical manner consistent with the interests of the Owner. The Owner shall endeavor to promote harmony and cooperation among the Owner, Architect, Construction Manager and other persons or entities employed by the Owner for the Project.

§ 1.2 GENERAL CONDITIONS

For the Construction Phase, the General Conditions of the contract shall be the AIA® Document A201™—1997, General Conditions of the Contract for Construction, amended and attached. For the Preconstruction Phase, or in the event that the Preconstruction and Construction Phases proceed concurrently, A201™—1997 shall apply to the Preconstruction Phase only as specifically provided in this Agreement. The term “Contractor” as used in A201™—1997 shall mean the Construction Manager.

ARTICLE 2   CONSTRUCTION MANAGER’S RESPONSIBILITIES

The Construction Manager shall perform the services described in this Article. The services to be provided under Sections 2.1 and 2.2 constitute the Preconstruction Phase services. If the Owner and Construction Manager agree, after consultation with the Architect, the Construction Phase may commence before the Preconstruction Phase is completed, in which case both phases will proceed concurrently.

§ 2.1 PRECONSTRUCTION PHASE (INTENTIONALLY DELETED)

§ 2.2 GUARANTEED MAXIMUM PRICE PROPOSAL AND CONTRACT TIME

§ 2.2.1 When the Drawings and Specifications are sufficiently complete, the Construction Manager shall propose a Guaranteed Maximum Price, which shall be the sum of the estimated Cost of the Work and the Construction Manager’s Fee.

§ 2.2.2 As the Drawings and Specifications may not be finished at the time the Guaranteed Maximum Price proposal is prepared, the Construction Manager shall provide in the Guaranteed Maximum Price for further development of the Drawings and Specifications by the Architect that is consistent with the Contract Documents and reasonably inferable therefrom as necessary to produce the results intended by the Contract Documents.. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.  The Construction Manager recognizes that the Guaranteed Maximum Price has been based on design drawings and specifications which have not been released for construction and accepts the responsibility to perform the entire work described in the released for construction drawings and specifications for the Guaranteed Maximum Price without regard to the fact that said work may have been modified or expanded consistent with the original design intent.

§ 2.2.3 The estimated Cost of the Work shall include the Construction Manager’s contingency, a sum established by the Construction Manager for the Construction Manager’s exclusive use to cover costs arising under Section 2.2.2 and other costs which are properly reimbursable as Cost of the Work but not the basis for a Change Order.

§ 2.2.4 BASIS OF GUARANTEED MAXIMUM PRICE

The Construction Manager shall include with the Guaranteed Maximum Price proposal a written statement of its basis, which shall include:

.1                     A list of the Drawings and Specifications, including all addenda thereto and the Conditions of the Contract, which were used in preparation of the Guaranteed Maximum Price proposal.

.2                     A list of allowances and a statement of their basis.

.3                     A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Guaranteed Maximum Price proposal to supplement the information contained in the Drawings and Specifications.

.4                     The proposed Guaranteed Maximum Price, including a statement of the estimated cost organized by trade categories, allowances, contingency, and other items and the Fee that comprise the Guaranteed Maximum Price.

.5                     The Date of Substantial Completion upon which the proposed Guaranteed Maximum Price is based, and a schedule of the Construction Documents issuance dates upon which the date of Substantial Completion is based.

§ 2.2.5 The Construction Manager shall meet with the Owner and Architect to review the Guaranteed Maximum Price proposal and the written statement of its basis. In the event that the Owner or Architect discover any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Guaranteed Maximum Price proposal, its basis, or both.

§ 2.2.6 Unless the Owner accepts the Guaranteed Maximum Price proposal in writing on or before the date specified in the proposal for such acceptance and so notifies the Construction Manager, the Guaranteed Maximum Price proposal shall not be effective without written acceptance by the Construction Manager.

§ 2.2.7 Prior to the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal and issuance of a Notice to Proceed, the Construction Manager shall not incur any cost to be reimbursed as part of the Cost of the Work, except as the Owner may specifically authorize in writing.

§ 2.2.8 Upon acceptance by the Owner of the Guaranteed Maximum Price proposal, the Guaranteed Maximum Price and its basis shall be set forth in Amendment No. 1. The Guaranteed Maximum Price shall be subject to additions and deductions by a change in the Work as provided in the Contract Documents, and the Date of Substantial Completion shall be subject to adjustment as provided in the Contract Documents.

§ 2.2.9 The Owner shall authorize and cause the Architect to revise the Drawings and Specifications to the extent necessary to reflect the agreed-upon assumptions and clarifications contained in Amendment No. 1. Such revised Drawings and Specifications shall be furnished to the Construction Manager in accordance with schedules agreed to by the Owner, Architect and Construction Manager. The Construction Manager shall promptly notify the Architect and Owner if such revised Drawings and Specifications are inconsistent with the agreed-upon assumptions and clarifications.

§ 2.2.10 The Guaranteed Maximum Price shall include in the Cost of the Work only those taxes which are enacted at the time the Guaranteed Maximum Price is established.

§ 2.3 CONSTRUCTION PHASE

§ 2.3.1 GENERAL

§ 2.3.1.1 The Construction Phase shall commence on the earlier of:

(1)                 the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal and issuance of a Notice to Proceed, or issuance of a building permit which ever is later.

(2)                 the Owner’s first authorization to the Construction Manager to:

(a) award a subcontract, or

(b) undertake construction Work with the Construction Manager’s own forces, or

(c) issue a purchase order for materials or equipment required for the Work.

§ 2.3.2 ADMINISTRATION

§ 2.3.2.1 Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Construction Manager. The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated to a special design for the Work from the list previously reviewed and, after analyzing such bids, shall deliver such bids to the Owner and Architect. The Owner will then determine, with the advice of the Construction Manager and subject to the reasonable objection of the Architect, which bids will be accepted. The Owner may designate specific persons or entities from whom the Construction Manager shall obtain bids; however, if the Guaranteed Maximum Price has been established, the Owner may not prohibit the Construction Manager from obtaining bids from other qualified bidders. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection.

§ 2.3.2.2 If the Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Construction Manager to the Owner and Architect (1) is recommended to the Owner by the Construction Manager; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Construction Manager may require that a change in the Work be issued to adjust the Contract Time and the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Construction Manager and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

§ 2.3.2.3 Subcontracts and agreements with suppliers furnishing materials or equipment fabricated to a special design shall conform to the payment provisions of Sections 7.1.8 and 7.1.9 and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

§ 2.3.2.4 The Construction Manager shall schedule and conduct meetings at which the Owner, Architect, Construction Manager and appropriate Subcontractors can discuss the status of the Work. The Construction Manager shall prepare and promptly distribute meeting minutes.

§ 2.3.2.5 Promptly after the Owner’s acceptance of the Guaranteed Maximum Price proposal, the Construction Manager shall prepare a schedule in accordance with Section 3.10 of A201™—1997, including the Owner’s occupancy requirements.

§ 2.3.2.6 The Construction Manager shall provide monthly written reports to the Owner and Architect on the progress of the entire Work. The Construction Manager shall maintain a daily log containing a record of weather, Subcontractors working on the site, number of workers, Work accomplished, problems encountered and other similar relevant data as the Owner may reasonably require. The log shall be available to the Owner and Architect.

§ 2.3.2.7 The Construction Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner and Architect at regular intervals.

§ 2.4 PROFESSIONAL SERVICES

Section 3.12.10 of A201™—1997 shall apply to both the Preconstruction and Construction Phases.

§ 2.5 HAZARDOUS MATERIALS

Section 10.3 of A201™—1997 shall apply to both the Preconstruction and Construction Phases.

ARTICLE 3   OWNER’S RESPONSIBILITIES

§ 3.1 INFORMATION AND SERVICES

§ 3.1.1 The Owner shall provide full information in a timely manner regarding the requirements of the Project, including a program which sets forth the Owner’s objectives, constraints and criteria, including space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements.

§ 3.1.2 The Owner shall, at the written request of the Construction Manager prior to commencement of the Construction Phase and thereafter, furnish to the Construction Manager reasonable evidence that financial arrangements have been made to fulfill the Owner’s obligations under the Contract. Furnishing of such evidence shall be a condition precedent to commencement or continuation of the Work. After such evidence has been furnished, the Owner shall not materially vary such financial arrangements without prior notice to the Construction Manager.

§ 3.1.3 The Owner shall establish and update an overall budget for the Project, based on consultation with the Construction Manager and Architect, which shall include contingencies for changes in the Work and other costs which are the responsibility of the Owner.

§ 3.1.4 STRUCTURAL AND ENVIRONMENTAL TESTS, SURVEYS AND REPORTS

In the Preconstruction Phase, the Owner shall furnish the following with reasonable promptness and at the Owner’s expense. Except to the extent that the Construction Manager knows of any inaccuracy, the Construction Manager shall be entitled to rely upon the accuracy of any such information, reports, surveys, drawings and tests described in Sections 3.1.4.1 through 3.1.4.4 but shall exercise customary precautions relating to the performance of the Work.

§ 3.1.4.1 Reports, surveys, drawings and tests concerning the conditions of the site which are required by law.

§ 3.1.4.2 Surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All information on the survey shall be referenced to a project benchmark.

§ 3.1.4.3 The services of a geotechnical engineer when such services are requested by the Construction Manager. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate professional recommendations.

§ 3.1.4.4 Structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports which are required by law.

§ 3.1.4.5 The services of other consultants when such services are reasonably required by the scope of the Project and are requested by the Construction Manager.

§ 3.2 OWNER’S DESIGNATED REPRESENTATIVE

The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization. This representative shall have the authority to make decisions on behalf of the Owner concerning estimates and schedules, construction budgets, and changes in the Work, and shall render such decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager. Except as otherwise provided in Section 4.2.1 of A201™—1997, the Architect does not have such authority.

§ 3.3 ARCHITECT

The Owner shall retain an Architect to provide Basic Services, including normal structural, mechanical and electrical engineering services, other than cost estimating services, described in the edition of AIA® Document B151™—1997, Abbreviated Standard Form of Agreement Between Owner and Architect current as of the date of this Agreement. The Owner shall authorize and cause the Architect to provide those Additional Services described in B151™—1997, requested by the Construction Manager which must necessarily be provided by the Architect for the Preconstruction and Construction Phases of the Work. Such services shall be provided in accordance with time schedules agreed to by the Owner, Architect and Construction Manager. Upon request of the Construction Manager, the Owner shall furnish to the Construction Manager a copy of the Owner’s Agreement with the Architect, from which compensation provisions may be deleted.

§ 3.4 LEGAL REQUIREMENTS

The Owner shall determine and advise the Architect and Construction Manager of any special legal requirements relating specifically to the Project which differ from those generally applicable to construction in the jurisdiction of the Project. The Owner shall furnish such legal services as are necessary to provide the information and services required under Section 3.1.

ARTICLE 4   COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

The Owner shall compensate and make payments to the Construction Manager for Preconstruction Phase services as follows:

§ 4.1 COMPENSATION (INTENTIONALLY DELETED)

ARTICLE 5   COMPENSATION FOR CONSTRUCTION PHASE SERVICES

§ 5.1 COMPENSATION

§ 5.1.1 For the Construction Manager’s performance of the Work as described in Section 2.3, the Owner shall pay the Construction Manager in current funds the Contract Sum consisting of the Cost of the Work as defined in Article 7 and the Construction Manager’s Fee determined as follows:

The Owner shall compensate the Construction Manager for Construction Phase services as follows:

Base Fee — 3.25% of the GMP

Change Order — 10% overhead, plus 3.25% fee. (the 3.25% fee to apply only to the extent that the Cost of the Work exceeds 110% of GMP).

No reduction in fee for deductive changes.

(State a lump sum, percentage of actual Cost of the Work or other provision for determining the Construction Manager’s Fee, and explain how the Construction Manager’s Fee is to be adjusted for changes in the Work.)

§ 5.2 GUARANTEED MAXIMUM PRICE

§ 5.2.1 The sum of the Cost of the Work and the Construction Manager’s Fee are guaranteed by the Construction Manager not to exceed the amount provided in Amendment No. 1, subject to additions and deductions by changes in the Work as provided in the Contract Documents. Such maximum sum as adjusted by approved changes in the Work is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Construction Manager without reimbursement by the Owner.

25% of the savings will be paid to Construction Manager at the time of Final Payment, excluding savings attributable to Construction Change Directives or savings due to paying less for insurance premiums than as set forth in the GMP Proposal.  In no event shall Construction Manager be paid in excess of $450,000 for its share of Savings. (“Savings” is understood to mean the difference between the GMP (reduced by the contingency, and the Construction Manager Fee) and the cost of the Work.)

(Insert specific provisions if the Construction Manager is to participate in any savings.)

The work shall be substantially completed October 4, 2008 (the “Target Completion Date”).  If the Construction Manager achieves Substantial Completion of the Work under the Contract after the Target Completion Date, the Owner shall be entitled to retain or recover from the Construction Manager, as liquidated damages and not as a penalty, the sum of Two Thousand Dollars ($2,000) per day commencing on the day following the Target Completion Date and continuing until the actual date of Substantial Completion.  The portion of the Work required to permit the grand opening of the new casino floor (“Grand Opening Work”) shall be completed August 4, 2008 (the “Grand Opening Target Completion Date”.) For the purposes of this Section, Grand Opening Work shall be all Work other than the demolition and renovation of the G Cage and the demolition of the Terrace Slots and their conversion to restrooms.  If the Construction manager achieves Substantial Completion of the Grand Opening Work under the Contract after the Grand Opening Target Completion Date, the Owner shall be entitled to retain or recover from the Construction Manager, as liquidated damages and not as a penalty, the sum of Five Thousand Dollars ($5,000) per day commencing on the day following the Grand Opening Target Completion Date and continuing until the actual date of Substantial Completion of the Grand Opening Work.

Liquidated damages shall not exceed $5,000 per day (i.e. shall not be cumulative)

The Target Completion Date and the Grand Opening Target Completion Date assume that fencing and construction are permitted to begin June 4, 2007.  Accordingly, if this June 4, 2007 date is delayed due to permitting or licensing issues or due to the fault of Owner, then the Target Completion Date and Grand Opening Target Completion Date shall each be extended by a number of days equal to the number of days of the delay.

§ 5.3 CHANGES IN THE WORK

§ 5.3.1 Adjustments to the Guaranteed Maximum Price on account of changes in the Work subsequent to the execution of Amendment No. 1 may be determined by any of the methods listed in Section 7.3.3 of A201™—1997.

§ 5.3.2 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3.3.3 of A201™—1997 and the terms “costs” and “a reasonable allowance for overhead and profit” as used in Section 7.3.6 of A201™—1997 shall have the meanings assigned to them in that document and shall not be modified by this Article 5. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.   Unless specified in the GMP Proposal, no subcontracts shall be on a cost plus a fee basis.

§ 5.3.3 In calculating adjustments to the Contract, the terms “cost” and “costs” as used in the above-referenced provisions of A201™—1997 shall mean the Cost of the Work as defined in Article 6 of this Agreement, and the term “and a reasonable allowance for profit” shall mean the Construction Manager’s Fee as defined in Section 5.1.1 of this Agreement.

§ 5.3.4 If no specific provision is made in Section 5.1.1 for adjustment of the Construction Manager’s Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Section 5.1.1 will cause substantial inequity to the Owner or Construction Manager, the Construction Manager’s Fee shall be equitably adjusted on the basis of the Fee established for the original Work.

ARTICLE 6   COST OF THE WORK FOR CONSTRUCTION PHASE

§ 6.1 COSTS TO BE REIMBURSED

§ 6.1.1 The term “Cost of the Work” shall mean costs necessarily incurred by the Construction Manager in the proper performance of the Work. Such costs shall be at rates not higher than those customarily paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 6.

§ 6.1.2 LABOR COSTS

.1                     Wages of construction workers directly employed by the Construction Manager to perform the construction of the Work at the site or, with the Owner’s agreement, at off-site workshops.

.2                     Wages or salaries of the Construction Manager’s supervisory and administrative personnel when stationed at the site with the Owner’s agreement, and all Project Management and Purchasing Personnel regardless of location.

Classification	Name

(If it is intended that the wages or salaries of certain personnel stationed at the Construction Manager’s principal office or offices other than the site office shall be included in the Cost of the Work, such personnel shall be identified below.)

.3                     Wages and salaries of the Construction Manager’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

.4                     Costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements, and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided that such costs are based on wages and salaries included in the Cost of the Work under Sections 6.1.2.1 through 6.1.2.3.

§ 6.1.3 SUBCONTRACT COSTS

Payments made by the Construction Manager to Subcontractors in accordance with the requirements of the subcontracts.

§ 6.1.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

.1                     Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction.

.2                     Costs of materials described in the preceding Section 6.1.4.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to the Owner at the completion of the Work or, at the Owner’s option, shall be sold by the Construction Manager; amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.1.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

.1                     Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Construction Manager. Cost for items previously used by the Construction Manager shall mean fair market value.

.2                     Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site, whether rented from the Construction Manager or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner’s prior approval.

.3                     Costs of removal of debris from the site.

.4                     Reproduction costs, costs of telegrams, facsimile transmissions and long-distance telephone calls, postage and express delivery charges, telephone at the site and reasonable petty cash expenses of the site office.

.5                     That portion of the reasonable travel and subsistence expenses of the Construction Manager’s personnel incurred while traveling in discharge of duties connected with the Work.

§ 6.1.6 MISCELLANEOUS COSTS

.1                     That portion directly attributable to this Contract of premiums for insurance and bonds.

(If charges for self-insurance are to be included, specify the basis of reimbursement.)

.007 x GMP = Premium for General & Excess Liability.

.2                     Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Construction Manager is liable.

.3                     Fees and assessments for the building permit and for other permits, licenses and inspections for which the Construction Manager is required by the Contract Documents to pay.

.4                     Fees of testing laboratories for tests required by the Contract Documents, except those related to nonconforming Work other than that for which payment is permitted by Section 6.1.8.2.

.5                     Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent or other intellectual property rights arising from such requirement by the Contract Documents; payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner’s consent; provided, however, that such costs of legal defenses, judgment and settlements shall not be included in the calculation of the Construction Manager’s Fee or the Guaranteed Maximum Price and provided that such royalties, fees and costs are not excluded by the last sentence of Section 3.17.1 of A201™—1997 or other provisions of the Contract Documents.

.6                     Data processing costs related to the Work.

.7                     Deposits lost for causes other than the Construction Manager’s negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement.

.8                     Legal, mediation and arbitration costs, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager in the performance of the Work and with the Owner’s written permission, which permission shall not be unreasonably withheld.

.9                     Expenses incurred in accordance with Construction Manager’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, in case it is necessary to relocate such personnel from distant locations.

.10              For all trade work performed by CM cost plus 15% overhead.

§ 6.1.7 OTHER COSTS

.1                     Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

§ 6.1.8 EMERGENCIES AND REPAIRS TO DAMAGED OR NONCONFORMING WORK

The Cost of the Work shall also include costs described in Section 6.1.1which are incurred by the Construction Manager:

.1                     In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.6 of A201™—1997.

.2                     In repairing or correcting damaged or nonconforming Work executed by the Construction Manager or the Construction Manager’s Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by the negligence or failure to fulfill a specific responsibility to the Owner set forth in this agreement of the Construction Manager or the Construction Manager’s foremen, engineers or superintendents, or other supervisory, administrative or managerial personnel of the Construction Manager, or the failure of the Construction Manager’s personnel to supervise adequately the Work of the Subcontractors or suppliers, and only to the extent that the cost of repair or correction is not recoverable by the Construction Manager from insurance, Subcontractors or suppliers.

§ 6.1.9 The costs described in Sections 6.1.1 through 6.1.8 shall be included in the Cost of the Work notwithstanding any provision of AIA or A201™—1997 other Conditions of the Contract which may require the Construction Manager to pay such costs, unless such costs are excluded by the provisions of Section 6.2.

§ 6.2 COSTS NOT TO BE REIMBURSED

§ 6.2.1 The Cost of the Work shall not include:

.1                     Salaries and other compensation of the Construction Manager’s personnel stationed at the Construction Manager’s principal office or offices other than the site office, except as specifically provided in Sections 6.1.2.2 and 6.1.2.3.  Unless otherwise agreed to between Owner and Construction Manager, the only personnel to be charged that are not on-site shall be: Project Management for Dover Downs Casino and personnel handling estimating, purchasing and scheduling.

.2                     Expenses of the Construction Manager’s principal office and offices other than the site office, except as specifically provided in Section 6.1.

.3                     Overhead and general expenses, except as may be expressly included in Section 6.1.

.4                     The Construction Manager’s capital expenses, including interest on the Construction Manager’s capital employed for the Work.

.5                     Rental costs of machinery and equipment, except as specifically provided in Section 6.1.5.2.

.6                     Except as provided in Section 6.1.8.2, costs due to the negligence of the Construction Manager or to the failure of the Construction Manger to fulfill a specific responsibility to the Owner set forth in this Agreement.

.7                     Costs incurred in the performance of Preconstruction Phase Services.

.8                     Except as provided in Section 6.1.7.1, any cost not specifically and expressly               described in Section 6.1.

.9                     Costs which would cause the Guaranteed Maximum Price to be exceeded.

§ 6.3 DISCOUNTS, REBATES AND REFUNDS

§ 6.3.1 Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if (1) before making the payment, the Construction Manager included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be secured.

§ 6.3.2 Amounts which accrue to the Owner in accordance with the provisions of Section 6.3.1 shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.4 ACCOUNTING RECORDS

§ 6.4.1 The Construction Manager shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s accountants shall be afforded access to the Construction Manager’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Project, and the Construction Manager shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 7   CONSTRUCTION PHASE

§ 7.1 PROGRESS PAYMENTS

§ 7.1.1 Based upon Applications for Payment submitted to the Architect by the Construction Manager and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Construction Manager as provided below and elsewhere in the Contract Documents.

§ 7.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

§ 7.1.3 Provided an Application for Payment is received by the Architect not later than the 10th day of a month, the Owner shall make payment to the Construction Manager not later than the 25th day of the same month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than  twenty-five (25) days after the Architect receives the Application for Payment.

§7.1.4 With each Application for Payment, the Construction Manager shall submit computer generated progress reports and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Construction Manager on account of the Cost of the Work equal or exceed (1) progress payments already  received by the Construction Manager; less (2) that portion of those payments attributable to the Construction Manager’s Fee; plus (3) payrolls for the period covered by the present Application for Payment.

In addition to other required items, each Application for Payment shall be accompanied by the following, all in form and substance satisfactory to the Owner and in compliance with applicable Delaware statutes:

1.               A current Sworn Statement from the Construction Manager setting forth all subcontractors and materialmen with whom the Construction Manager has subcontracted, the amount of such subcontract, the amount requested for any subcontractor or materialman in the application for payment and the amount to be paid to the Construction Manager from such progress payment, together with a current, duly executed waiver of mechanics’ and materialmen’s liens from the Construction Manager establishing receipt of payment or satisfaction of the payment requested by the Construction Manager in the current Application for Payment;

2.               Commencing with the second (2nd) Application for Payment submitted by the Construction Manager, duly executed so-called “after the fact” waivers of mechanics’ and materialmen’s and materialmen’s liens form all subcontractors, materialmen and, when appropriate, from lower tier subcontractors, establishing receipt of payment or satisfaction of payment of all amounts requested on behalf of such entities and disbursed prior to submittal by the Construction Manager of the current Application for Payment, plus sworn statements from all subcontractors, materialmen and, where appropriate, from lower tier subcontractors, covering all amounts described above.

3.               Such other information, documentation and materials as the Owner or the Architect may require.

§ 7.1.5 Each Application for Payment shall be based upon the most recent schedule of values submitted by the Construction Manager in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Construction Manager’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Construction Manager’s Applications for Payment.

§ 7.1.6 Applications for Payment shall show the percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed or (2) the percentage obtained by dividing (a) the expense which has actually been incurred by the Construction Manager on account of that portion of the Work for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

§ 7.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1                     Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute may be included as provided in Section 7.3.8 of A201™—1997, even though the Guaranteed Maximum Price has not yet been adjusted by Change Order.

.2                     Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing.

.3                     Add the Construction Manager’s Fee, less retainage of ten (10%). The Construction Manager’s Fee shall be computed upon the Cost of the Work described in the two preceding Sections at the rate stated in Section 5.1.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, shall be an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work in the two preceding Sections bears to a reasonable estimate of the probable Cost of the Work upon its completion.

.4                     Subtract the aggregate of previous payments made by the Owner.

.5                     Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Section 7.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation.

.6                     Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of A201™—1997.

§ 7.1.8 Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retention of not less than ten (10%). The Owner and the Construction Manager shall agree upon a mutually acceptable procedure for review and approval of payments and retention for subcontracts.

Once the project is 50% complete, provided the project is on schedule, no additional retention will be withheld.

§ 7.1.9 Except with the Owner’s prior approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 7.1.10 In taking action on the Construction Manager’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 7.1.4 or other supporting data, that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s accountants acting in the sole interest of the Owner.

§7.1.11 No retention shall be held on insurance, permits or Subguard.

§ 7.2 FINAL PAYMENT

§ 7.2.1 Final payment shall be made by the Owner to the Construction Manager when (1) the Contract has been fully performed by the Construction Manager except for the Construction Manager’s responsibility to correct nonconforming Work, as provided in Section 12.2.2 of A201™—1997, and to satisfy other requirements, if any, which necessarily survive final payment; (2) a final Application for Payment and a final accounting for the Cost of the Work have been submitted by the Construction Manager and reviewed by the Owner’s accountants; and (3) a final Certificate for Payment has then been issued by the Architect; such final payment shall be made by the Owner not more than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:

Once substantial completion is achieved, Owner agrees to consider payments out of retention to subcontractors that have fully performed.

§ 7.2.2 The amount of the final payment shall be calculated as follows:

.1                     Take the sum of the Cost of the Work substantiated by the Construction Manager’s final accounting and the Construction Manager’s Fee, but not more than the Guaranteed Maximum Price.

.2                     Subtract amounts, if any, for which the Architect withholds, in whole or in part, a final Certificate for Payment as provided in Section 9.5.1 of A201™—1997 or other provisions of the Contract Documents.

.3                     Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Construction Manager, the Construction Manager shall reimburse the difference to the Owner.

§ 7.2.3 The Owner’s accountants will review and report in writing on the Construction Manager’s final accounting within 30 days after delivery of the final accounting to the Architect by the Construction Manager. Based upon such Cost of the Work as the Owner’s accountants report to be substantiated by the Construction Manager’s final accounting, and provided the other conditions of Section 7.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s accountants, either issue to the Owner a final Certificate for Payment with a copy to the Construction Manager or notify the Construction Manager and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Section 9.5.1 of A201™—1997 .. The time periods stated in this Section 7.2 supersede those stated in Section 9.4.1 of A201™—1997.

§ 7.2.4 If the Owner’s accountants report the Cost of the Work as substantiated by the Construction Manager’s final accounting to be less than claimed by the Construction Manager, the Construction Manager shall be entitled to proceed in accordance with Article 9 without a further decision of the Architect. Unless agreed to otherwise, a demand for mediation or arbitration of the disputed amount shall be made by the Construction Manager within 60 days after the Construction Manager’s receipt of a copy of the Architect’s final Certificate for Payment. Failure to make such demand within this 60-day period shall result in the substantiated amount reported by the Owner’s accountants becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the amount certified in the Architect’s final Certificate for Payment.

§ 7.2.5 If, subsequent to final payment and at the Owner’s request, the Construction Manager incurs costs described in Section 6.1 and not excluded by Section 6.2 (1) to correct nonconforming Work or (2) arising from the resolution of disputes, the Owner shall reimburse the Construction Manager such costs and the Construction Manager’s Fee, if any, related thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Construction Manager has participated in savings, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Construction Manager.

ARTICLE 8   INSURANCE AND BONDS

§ 8.1 INSURANCE REQUIRED OF THE CONSTRUCTION MANAGER

During  the Project, the Construction Manager shall purchase and maintain insurance as set forth in Section 11.1 of A201™—1997. Such insurance shall be written for not less than the following limits, or greater if required by law

§ 8.1.1 Workers’ Compensation and Employers’ Liability meeting statutory limits mandated by state and federal laws. If (1) limits in excess of those required by statute are to be provided, or (2) the employer is not statutorily bound to obtain such insurance coverage or (3) additional coverages are required, additional coverages and limits for such insurance shall be as follows:

§ 8.1.2 Commercial General Liability including coverage for Premises-Operations, Independent Contractors’ Protective, Products-Completed Operations, Contractual Liability, Personal Injury and Broad Form Property Damage (including coverage for Explosion, Collapse and Underground hazards):

1,000,000/2,000,000      Each Occurrence

2,000,000      General Aggregate

1,000,000      Personal and Advertising Injury

2,000,000      Products-Completed Operations Aggregate

 1.     The policy shall be endorsed to have the General Aggregate apply to this Project only.

 2.                  Products and Completed Operations insurance shall be maintained for a minimum period of at least (2) year(s) after either 90 days following Substantial Completion or final payment, whichever is earlier.

 3.                  The Contractual Liability insurance shall include coverage sufficient to meet the obligations in Section 3.18 of A201TM—1997.

§ 8.1.3 Automobile Liability (owned, non-owned and hired vehicles) for bodily injury and property damage:

 1,000,000     Each Accident

§ 8.1.4 Other coverage:

 Umbrella Excess Liability - $25,000,000

(If Umbrella Excess Liability coverage is required over the primary insurance or retention, insert the coverage limits. Commercial General Liability and Automobile Liability limits may be attained by individual policies or by a combination of primary policies and Umbrella and/or Excess Liability policies. If Project Management Protective Liability Insurance is to be provided, state the limits here.)

§ 8.2 INSURANCE REQUIRED OF THE OWNER

During both phases of the Project, the Owner shall purchase and maintain liability and property insurance, including waivers of subrogation, with contractor and all subcontractors named additionally insured. as set forth in Sections 11.2 and 11.4 of A201™—1997. Such insurance shall be written for not less than the following limits, or greater if required by law:

§ 8.2.1 Property Insurance: $320 Million

$100,000      Deductible Per Occurrence

N/A      Aggregate Deductible

§ 8.2.2 Boiler and Machinery insurance with a limit of: $5,000,000/occurrence.

(If not a blanket policy, list the objects to be insured.)

§8.2.3 Builder’s Risk.  Construction Manager shall procure builder’s risk coverage for new work in amount equal to at least full GMP value.

§8.2.4  Construction Manager shall be responsible for any deductibles relative to damage to property under either the property or the builder’s risk policies to the extent the covered loss is due to the acts or omissions of Construction Manager or its subcontractors.  Owner shall be responsible for any deductibles relative to business interruption coverage under either the property or the builder’s risk policies.

§ 8.3 PERFORMANCE BOND AND PAYMENT BOND

§ 8.3.1 The Construction Manager shall furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder.   Bonds may be obtained through the Construction Managers unusal source, and the cost thereof shall be included in the Cost of the Work.  The amount of each bond shall be equal to the Guaranteed Maximum Price, less cost of the bonds.

§ 8.3.2  The Construction Manager shall deliver the required bonds, using AIA Document A312 to the Owner at least three days before the commencement of any work at the Project site.

§ 8.3.3  Construction Manager shall purchase Subguard coverage in an amount equal to the amount of subcontracted work and shall have the policy endorsed to cover Owner’s financial interests.  In addition, if there is a refund of any of the premium paid for this coverage upon completion of the Work, the refund shall be paid to Owner.

ARTICLE 9   MISCELLANEOUS PROVISIONS

§ 9.1 DISPUTE RESOLUTION

§ 9.1.1   The parties shall not be obligated to engage in either mediation or arbitration but may choose to do so on a case by case basis.  Any references herein to such forms of dispute resolution shall be deemed to apply to the parties rights relative to litigation.

§ 9.2 OTHER PROVISIONS

§ 9.2.1 Unless otherwise noted, the terms used in this Agreement shall have the same meaning as those in A201™—1997, General Conditions of the Contract for Construction.

§ 9.2.2 EXTENT OF CONTRACT

This Contract, which includes this Agreement and the other documents incorporated herein by reference, represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both the Owner and Construction Manager. If anything in any document incorporated into this Agreement is inconsistent with this Agreement, this Agreement shall govern.

§ 9.2.3 OWNERSHIP AND USE OF DOCUMENTS

Article 1.6 of A201™—1997 shall apply to both the Preconstruction and Construction Phases.

§ 9.2.4 GOVERNING LAW

The Contract shall be governed by the law of the place where the Project is located.

§ 9.2.5 ASSIGNMENT

The Owner and Construction Manager respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Except as provided in Section 13.2.2 of A201™—1997, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

ARTICLE 10 TERMINATION OR SUSPENSION

§ 10.1 TERMINATION PRIOR TO ESTABLISHING GUARANTEED MAXIMUM PRICE

§ 10.1.1 Prior to execution by both parties of Amendment No. 1 establishing the Guaranteed Maximum Price, the Owner may terminate this Contract at any time without cause, and the Construction Manager may terminate this Contract for any of the reasons described in Section 14.1.1 of A201™—1997.

§ 10.1.2 If the Owner or Construction Manager terminates this Contract pursuant to this Section 10.1 prior to commencement of the Construction Phase, the Construction Manager shall be equitably compensated for Preconstruction Phase Services performed prior to receipt of notice of termination.

§ 10.1.3 If the Owner or Construction Manager terminates this Contract pursuant to this Section 10.1 after commencement of the Construction Phase, the Construction Manager shall, in addition to the compensation provided in Section 10.1.2, be paid an amount calculated as follows:

.1                     Take the Cost of the Work incurred by the Construction Manager.

.2                     Add the Construction Manager’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1, but not less than $300,000.  If the Construction Manager’s Fee is stated as a fixed sum in that Section, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

.3                     Subtract the aggregate of previous payments made by the Owner on account of the Construction Phase.

The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Section 10.1.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders.

Subcontracts, purchase orders and rental agreements entered into by the Construction Manager with the Owner’s written approval prior to the execution of Amendment No. 1 shall contain provisions permitting assignment to the Owner as described above. If the Owner accepts such assignment, the Owner shall reimburse or indemnify the Construction Manager with respect to all costs arising under the subcontract, purchase order or rental agreement except those which would not have been reimbursable as Cost of the Work if the contract had not been terminated. If the Owner elects not to accept the assignment of any subcontract, purchase order or rental agreement which would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager shall terminate such subcontract, purchase order or rental agreement and the Owner shall pay the Construction Manager the costs necessarily incurred by the Construction Manager by reason of such termination.

§ 10.2 TERMINATION SUBSEQUENT TO ESTABLISHING GUARANTEED MAXIMUM PRICE

Subsequent to execution by both parties of Amendment No. 1, the Contract may be terminated as provided in Article 14 of A201™—1997.

§ 10.2.1 In the event of such termination by the Owner, the amount payable to the Construction Manager pursuant to Section 14.1.3 of A201™—1997 shall not exceed the amount the Construction Manager would have been entitled to receive pursuant to Sections 10.1.2 and 10.1.3 of this Agreement.

§ 10.2.2 In the event of such termination by the Construction Manager, the amount to be paid to the Construction Manager under Section 14.1.3 of A201™—1997 shall not exceed the amount the Construction Manager would have been entitled to receive under Sections 10.1.2 and 10.1.3 above, except that the Construction Manager’s Fee shall be calculated as if the Work had been fully completed by the Construction Manager, including a reasonable estimate of the Cost of the Work for Work not actually completed.

§ 10.3 SUSPENSION

The Work may be suspended by the Owner as provided in Article 14 of A201™—1997; in such case, the Guaranteed Maximum Price, if established, shall be increased as provided in Section 14.3.2 of A201™—1997 except that the term “cost of performance of the Contract” in that Section shall be understood to mean the Cost of the Work and the term “profit” shall be understood to mean the Construction Manager’s Fee as described in Sections 5.1.1 and 5.3.4 of this Agreement.

ARTICLE 11 OTHER CONDITIONS AND SERVICES

§11.1  Construction Manager shall use its best efforts ( and shall cause its subcontractors) not to interfere in any way with Owner’s and its affiliates existing operations at its casino, hotel, Conference center, Dining facilities, harness track, simulcasting facilities, speedway and related facilities (the “Existing Facilities”) and not to inconvenience or offend patrons of the Existing Facilities or employees working there.  Parking for Construction Manager and its subcontractors and storage of equipment and materials shall be limited to those areas designated by Owner.  Fencing requirements shall be as required to keep the entire site secure and as may be reasonably required by Owner from time to time.  Construction Manager is aware that Owner and its affiliates conduct a major speedway event at the Existing Facilities two (2) times per year, in June and September. Construction Manager further agrees to curtail and secure all construction activities for the week prior to the speedway event in accordance with the Owner’s requirements. It shall be the Construction Manager’s responsibility to obtain the exact dates of all the events that occur during the construction period, inform all subcontractors and schedule all activities accordingly.  Weekday Work hours shall be between the hours of 7:00 am and 4:00 pm. Any alteration of this work schedule must have the approval of the Owner. All weekend work must be approved by and coordinated with the Owner. Construction Manager understands that construction activities are immediately adjacent to existing casino operations. and will make every effort possible to limit construction noise decibel levels to an absolute minimum. Excessive complaints will require an alteration of construction schedule & activities.

This Agreement entered into as of the day and year first written above.

OWNER	CONSTRUCTION MANAGER

/s/ Edward J. Sutor	/s/ Thomas Falvey
(Signature)	(Signature)

Edward J. Sutor, Executive Vice President	Thomas A. Falvey, President
(Printed name and title)	(Printed name and title)

03-29-07	03-28-07
Date	Date

ATTEST	ATTEST